Exhibit 99.1

08/02/07                                                [Virgin Media logo]

Virgin Media launches and announces unique new TV channel and expansion plans

Virgin Media (NASDAQ: VMED), a major new force in entertainment and communications, launched this morning, pledging to shake up the industry and to offer consumers quality, value, innovative products and outstanding customer service.

For the first time, one company will be able to deliver a simple, one-stop solution to meet consumers' entertainment and communications needs, providing cutting-edge digital TV services, unlimited broadband, home phone and a feature-packed mobile service.

Commenting on today's launch, Jim Mooney, chairman said: "Virgin Media will be the UK consumer's company of choice to bring together all of the products, new services and great content, such as Virgin Central, under a totally dedicated and national customer service banner."

A new TV channel with a difference
Virgin Media will launch its most innovative content offer yet in Virgin Central, a blockbuster interactive cable channel, on 20 February. It will herald a new way to watch television, combining the simplicity of a traditional channel with the choice and control of next generation TV-on-demand technology.

Customers will be able to pick and choose from a selection of episodes from hit shows such as The OC, Nip/Tuck, West Wing, Little Britain, Grey's Anatomy, Alias, Criminal Minds, CSI: Crime Scene Investigation and CSI: Miami, at any one time for free.

The hybrid service will be available on cable channel 119 and marks a step change in the development of TV-on-demand - making access to a library of additional viewing more exciting and intuitive than ever before.

Virgin Media customers will also be benefiting from even more great content very shortly.

National reach and coming to a store near you.
Virgin Media also announced plans to extend its reach nationally by rolling services out into non-cable areas in 2007, enabling it to compete on a level playing field with key competitors for the first time ever by reaching over 97% of UK households.

Virgin Media will soon be taking on competitors in the high street too, via a major retail initiative. Fifteen stand alone Virgin Mobile stores offering its unique quadplay of broadband, digital TV, home phone and mobile will open throughout the UK in 2007. This is in addition to existing promotional sites in over 100 of the UK's major shopping centers. The company will also shortly be announcing a major deal to sell its quadplay services in hundreds of high street retail outlets across the UK. In addition, it will sell quadplay in 75 Virgin Mobile concessions in Virgin Megastores.

Simplicity, choice, quality and value
Simplicity and choice are key priorities for Virgin Media. Customers can choose from a range of products on the quadplay menu in clearly priced packages to suit their needs. Virgin Media offers two products for £20, three for £30 and four for £40.

For those who want the best entertainment and communication products money can buy, the company also announced the launch of its 'VIP' (Very Impressive Package) service, offering V+, its HD-enabled PVR; 10Mb broadband; unlimited UK landline calls; and a free TV mobile phone with 500 minutes of mobile airtime per month, 1,000 texts a month and a VIP bonus of £60 free airtime.

As an alternative to Freeview, Virgin Media can also deliver outstanding value to its existing home phone customers with its TV-on-demand service, included in a free TV package. The UK's most extensive TV-on-demand library has more than 500 movie titles and hundreds more comedy shows and TV dramas available 24/7.

Focusing on customer service
Virgin Media is putting customer service at the heart of its business and will make it a key differentiator for consumers. In 2006, it invested £10m (on an annualised basis), hired 300 extra customer service employees, 30 new trainers and reinvigorated its training programmes. Great progress has been made, with 71% of calls now answered within 30 seconds compared to 37% this time last year. And the average speed of answer is now 40 seconds, compared to 176 seconds this time last year. Virgin Media will continue to focus on achieving and maintaining the highest levels of service for all its customers.

Steve Burch, chief executive officer said:
"We've been working towards this day for a long time and the transformation of our business is already well advanced. Virgin values are starting to permeate all aspects of our company, from the culture to our product line up. Looking forward, we have a world of opportunity before us. Consumers are ready for something genuinely different. As a company and as individuals, their needs and aspirations will remain at the heart of everything we do."

Richard Branson, founder of Virgin Group, said:
"Today's creation of Virgin Media sees a milestone in the history of the media industry and cable in particular. For the first time there is a single brand set to provide a more extensive range of television entertainment, broadband and communication services than previously offered by anyone in the UK. Our transition to Virgin Media has been underway since last July and will continue over the coming months, as we roll out an outstanding 21st century customer experience in home entertainment and communications."

Notes to editors
Launched on 8 February 2007, Virgin Media is a leading provider of home entertainment and communication services. With almost 10 million customers across the country (5m cable, 4.5m mobile, 250,000 virgin.net), it is the only operator in the UK to offer a 'quad play' of TV, broadband, home and mobile phone services.

Most of Virgin Media's TV, broadband and home phone services are distributed across a high-speed cable network which reaches 12.5 million (predominantly urban) households. An investment programme is currently underway to extend the quadplay offer to the whole country in 2007.

The company's Virgin Media Television subsidiary produces a range of popular TV programmes and channels, including Living, Bravo, Challenge, Trouble and ftn. Through a joint venture with the BBC, Virgin Media Television is also a 50 per cent partner in UKTV.
High-resolution images are available at www.vismedia.co.uk from 9.30am.

For further information and interview opportunities please contact:
Nick Fox or Lisa Gordon at M Communications on 020 7153 1530 or 020 7153 1540